Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-110731 on Form S-8 of our report dated June 28, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph as to a change in accounting principle for fully benefit-responsive investment contracts), relating to the financial statements and financial statement schedules of South Jersey Industries, Inc. 401(K) Plan, appearing in this Annual Report on Form 11-K of South Jersey Industries, Inc. 401(K) Plan for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
June 28, 2007